Filed pursuant to Rule 424(b)(3)
Registration No. 333-227903

PROSPECTUS

$460,949,000

OFFER TO EXCHANGE

New $460,949,000 4.70% Notes due 2048

that have been registered under the Securities Act of 1933

for

$460,949,000 4.70% Notes due 2048

The Exchange Offer will expire at 5:00 p.m., New York City time,

On December 10, 2018, unless extended.

The Exchange Notes:

We are offering to exchange:

•

New $460,949,000 4.70% Notes due 2048 (the “new notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for outstanding unregistered $460,949,000 4.70% Notes due 2048 (the “old notes” and, together with the new notes, the “notes”).

•

The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on December 10, 2018, unless extended.

•	Upon expiration of the exchange offer, all old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the new notes.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The Letter of Transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	There is no existing public market for the old notes or the new notes. We do not intend to list the new notes on any securities exchange or quotation system.

Investing in the new notes involves risks. See “Risk Factors” beginning on page 8.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 8, 2018

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where any such offer is unlawful, where the person making such offer is not qualified to do so, or to any person who cannot legally be offered the securities.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with respect to the new notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits. Further, this prospectus incorporates important business and financial information about us by reference to other documents filed with the SEC. For further information about us and the notes described in this prospectus, as well as our business and financial information, you should refer to the registration statement, its exhibits, and the documents incorporated by reference herein. In addition, statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, as well as the other documents incorporated by reference herein, are available at the SEC’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us. See “Where You Can Find More Information” and “Incorporation by Reference” below.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, contains forward-looking statements that relate to our plans, objectives, representations and contentions, which statements are not historical facts and typically are identified by the use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent management’s judgment and expectations at the time such statements are made, but our actual results, events and performance could differ materially from those statements included in this prospectus or in the documents incorporated herein by reference. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Our business is subject to numerous risks and uncertainties, including, but not limited to (i) those associated with general economic and business conditions; (ii) the timing and amount of federal, state and local funding for infrastructure; (iii) changes in our effective tax rate; (iv) the increasing reliance on information technology infrastructure for our ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; (v) the impact of the state of the global economy on our businesses and financial condition and access to capital markets; (vi) changes in the level of spending for private residential and private nonresidential construction; (vii) the highly competitive nature of the construction materials industry; (viii) the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; (ix) the outcome of pending legal proceedings; (x) pricing of our products; (xi) weather and other natural phenomena; (xii) energy costs; (xiii) costs of hydrocarbon-based raw materials; (xiv) healthcare costs; (xv) the amount of long-term debt and interest expense we incur; (xvi) changes in interest rates; (xvii) volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; (xviii) the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; (xix) our ability to secure and permit aggregates reserves in strategically located areas; (xx) our ability to manage and successfully integrate acquisitions; (xxi) the effect of changes in tax laws, guidance and interpretations, including those related to the Tax Cuts and Jobs Act that was enacted in December 2017; (xxii) significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; (xxiii) changes in technologies, which could disrupt the way we do business and how our products are distributed; and (xxiv) other assumptions, risks and uncertainties detailed from time to time in the reports filed by us with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this document except as required by law. These and other risks and uncertainties, which are described in more detail under Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and in other reports and statements that we file with the SEC, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. You are cautioned not to place undue reliance on these forward-looking statements. Please review “Risk Factors” in this prospectus and our SEC filings incorporated by reference in this prospectus for a discussion of the factors, risks and uncertainties that could affect our future results.

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SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the new notes. All references in this prospectus to “Vulcan,” “the Company,” “our company,” “we,” “us,” “our,” and similar terms refer to Vulcan Materials Company, a New Jersey corporation, and its subsidiaries on a consolidated basis.

Our Business

We are the nation’s largest supplier of construction aggregates (primarily crushed stone, sand and gravel), with coast-to-coast aggregates operations, and are a major producer of asphalt mix and ready-mixed concrete. We operated 375 aggregates facilities and had an estimated 16.0 billion tons of permitted and proven or probable aggregates reserves as of December 31, 2017. The bulk of these reserves are located in areas where we expect greater than average rates of growth in population, households and employment, which require new infrastructure, housing, offices, schools and other development. We believe our large, geographically diverse and strategically located footprint represents an unmatched and distinctive set of assets that support the growth of the U.S. economy. This positioning is supported by our control of the largest proven and probable reserve base in the U.S. These factors allow us to provide attractive unit profitability through our strong operating expertise and price discipline. For the nine month period ended September 30, 2018, we generated total revenues and Adjusted EBITDA of approximately $3,294.8 million and $846.2 million, respectively.

Our primary focus is serving states and metropolitan markets in the U.S. that are expected to experience the most significant growth in population, households and employment. These three demographic factors are significant drivers of demand for construction activity and, as a result, demand for aggregates. Vulcan-served states are estimated to experience 79% of U.S. population growth, 70% of U.S. household formation growth and 64% of new job growth between 2018 and 2028. The location of our permitted reserves is critical to our long-term success because of barriers to entry in some markets created by zoning and permitting regulations and high transportation costs. Zoning and permitting restrictions could curtail expansion of the number of quarries in certain areas, particularly in certain closer-to-market urban and suburban areas, but could also increase the value of our reserves at existing locations. High transportation costs can serve as a barrier to entry given the high weight-to-value ratio of aggregates. Therefore, in most cases, aggregates must be produced near where they are used; if not, transportation can cost more than the materials themselves. The majority of our reserves are located close to our local markets, with approximately 95% of our total aggregates volumes shipped by truck.

The primary end uses of our products include public construction, such as highways, bridges, airports, schools and prisons, as well as private nonresidential (e.g., manufacturing, retail, offices, industrial and institutional) and private residential construction (e.g., single family houses, duplexes, apartment buildings and condominiums). Publicly-funded construction accounted for 46% of our total aggregates shipments during the year ended December 31, 2017. We experience relatively stable demand from the public sector as publicly funded projects tend to receive more consistent levels of funding throughout economic cycles. Customers for our products include heavy construction and paving contractors; commercial building contractors; concrete products manufacturers; residential building contractors; state, county and municipal governments; railroads and electric utilities. We maintain a very broad and diverse customer base, with no significant customer concentration: our top five customers for the year ended December 31, 2017 accounted for only 7.3% of our total revenues and no single customer accounted for more than 2.4% of our total revenues.

Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.

Risk Factors

Our success in achieving our objectives and expectations is dependent upon, among other things, general economic conditions, competitive conditions and certain other factors that are specific to our company and/or the markets in which we operate. These factors are set forth in detail under the heading “Risk Factors” in this prospectus and under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We encourage you to review carefully these risk factors and any other risk factors in our SEC filings that are incorporated herein by reference. Furthermore, this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those factors under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

The Exchange Offer

Below is a summary of the material terms of the exchange offer. We are offering to exchange the new notes for the old notes. The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes. For more information, see “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.

Background	On February 23, 2018, we completed a private placement of $350,000,000 aggregate principal amount of 4.70% Notes due 2048. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to complete this exchange offer for the old notes. On March 7, 2018, we issued an additional $110,701,000 aggregate principal amount of the 4.70% Notes due 2048, and on March 21, 2018, we issued an additional $248,000 aggregate principal amount of the 4.70% Notes due 2048, each in connection with the early retirement via exchange offer of a like amount of the 7.15% Notes due 2037. These additional old notes, which constituted a further issuance of, and formed a single series with the old notes issued in February 2018, are also subject to the registration rights agreement.

Old Notes	$460,949,000 4.70% Notes due 2048 that have not been registered under the Securities Act.

New Notes	$460,949,000 4.70% Notes due 2048 that have been registered under the Securities Act.

The Exchange Offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our unregistered old notes. We are offering to issue these registered new notes to satisfy our obligations under the registration rights agreement. You may tender your old notes for exchange by following the procedures described below and in the section entitled “The Exchange Offer” in this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 10, 2018, unless we extend the exchange offer.

Procedures for Tendering	If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. To tender old notes, you must complete and sign the letter of transmittal accompanying this prospectus (the “Letter of Transmittal”) in accordance with the instructions contained in it and forward it by mail, email, facsimile or hand delivery, as applicable, together with any other documents required by the Letter of Transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See “The Exchange Offer—Exchange Offer Procedures,” “The Exchange Offer—Book-Entry Transfers” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal	You may withdraw any old notes that you tender for exchange at any time prior to the expiration of the exchange offer. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Old Notes for Exchange; Issuance of New Notes	Subject to certain conditions, we intend to accept for exchange any and all old notes that are properly tendered in the exchange offer before the expiration time. If we decide for any reason not to accept any old notes you have tendered for exchange, those old notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. The new notes will be delivered promptly after the expiration time. See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

Consequences of Exchanging Old Notes	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the new notes in the ordinary course of your business;

•	are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	you are not an “affiliate” of Vulcan, as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur. Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “The Exchange Offer—Consequences of Exchanging Old Notes” and “Plan of Distribution.”

Consequences of Failure to Exchange Old Notes	All untendered old notes or old notes that are tendered but not accepted will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture, dated as of February 23, 2018, between the Company and Regions Bank, as trustee (the “Indenture”) under which the old notes were issued. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the old notes under the Securities Act. If you do not participate in the exchange offer, the liquidity of your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Old Notes.”

Interest on Old Notes Exchanged in the Exchange Offer	On the record date for the first interest payment date for the new notes offered hereby following the consummation of the exchange offer, holders of such new notes will receive interest accruing from the most recent date to which interest has been paid.

U.S. Federal Income Tax Consequences of the Exchange Offer	You will not realize gain or loss for U.S. federal income tax purposes as a result of your exchange of old notes for new notes to be issued in the exchange offer. For additional information, see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the new notes.

Exchange Agent	Regions Bank is serving as the exchange agent in connection with the exchange offer. The address, email address and telephone and facsimile numbers of the exchange agent are listed in this prospectus. See “The Exchange Offer—The Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses.”

The New Notes

The terms of the new notes are substantially identical to those of the old notes, except that the new notes will be registered under the Securities Act and the transfer restrictions, registration rights, and additional interest provisions applicable to the old notes do not apply to the new notes. The new notes will evidence the same debt as the old notes and will be governed by the Indenture. Accordingly, the new notes and the old notes will be considered a single class of securities under the Indenture. A brief description of the material terms of the new notes follows. For a more complete description, see “Description of the New Notes.”

Issuer	Vulcan Materials Company

Notes Offered	$460,949,000 4.70% Notes due 2048 that have been registered under the Securities Act.

Maturity	The new notes will mature on March 1, 2048.

Interest Rate and Payment Dates	The new notes will bear interest at a rate of 4.70% per annum. We will pay interest on the new notes semi-annually on March 1 and September 1, commencing March 1, 2019. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking	The new notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The new notes will not be guaranteed by any of our subsidiaries. The new notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2018, we and our subsidiaries had unsecured debt with a total face value of approximately $3,046.4 million, $200.0 million of which was outstanding on our bank line of credit, and approximately $0.2 million of which was debt of our subsidiaries. The Indenture does not restrict the amount of secured or unsecured debt that we or our subsidiaries may incur. See “Risk Factors—Risks Related to the New Notes.”

Certain Covenants

The Indenture contains certain covenants that will, among other things, limit our ability and the ability of certain of our subsidiaries to incur certain liens, enter into sale and leaseback transactions or consolidate, merge or transfer our properties and assets as an entirety or substantially as an entirety to any person, in each case subject to important exceptions and qualifications. Other than the foregoing and as described under “Description of the New Notes—Change of Control Repurchase Event,” the Indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us. See “Description of the New Notes.”

Optional Redemption	At any time prior to the date that is six months prior to the maturity date for the new notes (the “par call date”), we may redeem such new notes in whole or in part from time to time at the applicable redemption price described under “Description of the New Notes—Optional Redemption.” In addition, at any time on or after the par call date, we may redeem such new notes in whole or in part, at our option, from time to time at a redemption price equal to 100% of the aggregate principal amount of such new notes being redeemed, plus any accrued and unpaid interest on such new notes being redeemed to, but not including, the redemption date. See “Description of the New Notes—Optional Redemption.”

Change of Control	Upon a change of control repurchase event with respect to the notes, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the New Notes—Change of Control Repurchase Event.”

Form and Denominations	We will issue the new notes in fully registered form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the new notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). You will hold a beneficial interest in one or more of the new notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated new notes.

Trustee	Regions Bank

No Listing	We do not intend to list the new notes on any securities exchange or automated dealer quotation system.

Governing Law	The Indenture is, and the new notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Ratio of Earnings to Fixed Charges

The following table contains our ratio of earnings to fixed charges for the periods indicated.

	Year Ended					Nine Months Ended
	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	September 30, 2017	September 30, 2018
Ratio of earnings to fixed charges	1.0x	2.1x	2.2x	4.0x	2.1x	2.8x	4.5x

Earnings were insufficient to cover fixed charges by approximately $1.4 million for the year ended December 31, 2013. See “Ratio of Earnings to Fixed Charges” for additional information regarding how the ratio was computed.

RISK FACTORS

We have included discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus. Additional risks related to the new notes and the exchange offer are described in this prospectus. Before tendering old notes in the exchange offer, you should carefully consider the risk factors we describe in this prospectus and in any report incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K or subsequent Quarterly Reports on Form 10-Q. Any or all of these risk factors could have a material adverse effect on our business, results of operations, cash flows and/or financial condition and thus cause the value of the new notes to decline. Furthermore, although we discuss key risks in the following risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial may also impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Risks Related to the New Notes

The Indenture does not limit the amount of indebtedness that we may incur.

The Indenture under which the new notes will be issued does not limit the amount of indebtedness that we may incur. Other than as described under “Description of the New Notes—Change of Control Repurchase Event” in this prospectus, the Indenture does not contain any financial covenants or other provisions that would afford the holders of the new notes any substantial protection in the event we participate in a highly leveraged transaction.

The definition of a change of control requiring us to repurchase the new notes is limited, so that the market price of the new notes may decline if we enter into a transaction that is not a change of control under the Indenture governing the new notes.

The term “change of control” (as used in the new notes and the Indenture that will govern the new notes) is limited in terms of its scope and does not include every event that might cause the market price of the new notes to decline. In particular, we could effect a transaction on a highly leveraged basis that would not be considered a change of control under the terms of the new notes. Furthermore, we are required to repurchase the new notes upon a change of control only if, as a result of that change of control, the new notes are downgraded to a rating that is below “investment grade.” As a result, our obligation to repurchase the new notes upon the occurrence of a change of control is limited and may not preserve the value of the new notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

The new notes are obligations exclusively of Vulcan Materials Company and not of our subsidiaries and payment to holders of the new notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The new notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The new notes are not guaranteed by any of our subsidiaries. The new notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2018, we and our subsidiaries had unsecured debt with a total face value of approximately $3,046.4 million, $200.0 million of which was outstanding on our bank line of credit, and approximately $0.2 million of which was debt of our subsidiaries.

The new notes will be effectively junior to secured indebtedness that we may issue in the future and there is no limit on the amount of secured debt we may issue.

The new notes are unsecured. As of September 30, 2018, we had no secured debt, but we may issue secured debt in the future in an unlimited amount. The Indenture contains a covenant limiting our ability to issue debt secured by any shares of stock or debt of any “restricted subsidiary” or by any “principal property,” as defined in the Indenture, without ratably securing the new notes. As of September 30, 2018, we had three such principal properties, which represented approximately 13.1% of our consolidated net tangible assets. We could secure any amount of indebtedness with liens on any of our other assets without equally and ratably securing the new notes. Holders of our secured debt that we may issue in the future may foreclose on the assets securing that debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the new notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding.

A downgrade or other changes in our credit ratings could occur or other events could affect our financial results and reduce the market value of the new notes.

Our outstanding debt securities, including the old notes, have been, and we expect the new notes will be, rated by each of Fitch, Moody’s and S&P. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any of these rating organizations may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or affect our ability to access financing. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the Indenture.

There is no public market for the new notes, which could limit their market price or your ability to sell them. If an active trading market does not develop or continue for the new notes, you may be unable to sell your new notes or to sell your new notes at prices that you deem sufficient.

The new notes are a new issue of securities for which there currently is no established trading market. We do not intend to list the new notes on any securities exchange or to have the new notes quoted on any automated quotation system. As a result, no assurance can be given:

•	that a market for the new notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any new notes you may own or the price at which you may be able to sell your new notes.

We may choose to redeem the new notes prior to maturity.

We may redeem the new notes at any time in whole, or from time to time in part, at the applicable redemption price specified in this prospectus under “Description of the New Notes—Optional Redemption.” If prevailing interest rates are lower at the time of redemption, holders of the new notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate on the new notes being redeemed. Our redemption right may also adversely affect holders’ ability to sell their new notes.

Risks Related to the Exchange Offer

Old notes that are not tendered in the exchange offer will continue to be subject to restrictions on transfer and you may have difficulty selling any old notes not exchanged.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the old notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, such registration requirements. We do not intend to register any old notes not tendered in the exchange offer, and upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

Some holders may need to comply with the registration and prospectus delivery requirements of the Securities Act.

In general, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be an underwriter and be deemed to have received restricted securities, in which case you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may also be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer and be identified as an underwriter in the applicable prospectus. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You must comply with the exchange offer procedures to receive new notes.

We will issue the new notes in exchange for your old notes only if you tender the old notes in compliance with the procedures set forth in “The Exchange Offer—Exchange Offer Procedures.” Such procedures require that you deliver a properly completed and duly executed Letter of Transmittal, or transmit an “agent’s message,” and deliver other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. Old notes that are not tendered or that are tendered but not accepted by us for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Consequences of Failure to Exchange Old Notes.”

USE OF PROCEEDS

We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Vulcan for the periods indicated is the sum of earnings from continuing operations before income taxes, minority interest in earnings of a consolidated subsidiary, amortization of capitalized interest and fixed charges net of interest capitalization credits, divided by fixed charges. Fixed charges are the sum of interest expense before capitalization credits, amortization of financing costs and one-third of rental expense.

	Year Ended						Nine Months Ended
	December 31, 2013		December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	September 30, 2017	September 30, 2018
Ratio of earnings to fixed charges	1.0x	(1)	2.1x	2.2x	4.0x	2.1x	2.8x	4.5x

(1)	Earnings were insufficient to cover fixed charges by approximately $1.4 million for the year ended December 31, 2013.

THE EXCHANGE OFFER

General

When we issued $350,000,000 principal amount of old notes on February 23, 2018, we entered into a registration rights agreement among us, as issuer, and Goldman Sachs & Co. LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the initial purchasers of such old notes (the “Registration Rights Agreement”). We issued an additional $110,701,000 principal amount of old notes issued on March 7, 2018 and an additional $248,000 principal amount of old notes on March 21, 2018 in connection with the early retirement via exchange offer of like amounts of the 7.15% Notes due 2037. These additional old notes, which constituted a further issuance of, and formed a single series with the old notes issued in February 2018, are also subject to the Registration Rights Agreement. Under the Registration Rights Agreement, we agreed to use commercially reasonable efforts to:

•	file a registration statement (the “Exchange Offer Registration Statement”) with the SEC relating to the exchange offer, to exchange the new notes for the old notes;

•	cause the Exchange Offer Registration Statement to be declared effective by the SEC;

•	cause the exchange offer to be completed no later than the 360th day after February 23, 2018 (or if such 360th day is not a business day, the next succeeding business day); and

•

cause the Exchange Offer Registration Statement to be effective continuously and keep the exchange offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer.

For each old note validly tendered pursuant to the exchange offer and not validly withdrawn by the holder thereof, the holder of such old note will receive in exchange a new note having a principal amount equal to that of the tendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old notes exchanged therefor or, if no interest has been paid on the old notes, from the date of the original issue of the old notes.

Shelf Registration

Under certain circumstances, we have agreed to use our commercially reasonable efforts to (i) file a shelf registration statement relating to the resale of the old notes (the “Shelf Registration Statement”) as promptly as practicable, and (ii) cause the Shelf Registration Statement to be declared effective by the SEC as promptly as practicable. We have also agreed to use our commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until one year after its effective date (or such shorter period that will terminate when all the old notes covered thereby have been sold pursuant thereto).

Additional Interest on Old Notes

Subject to certain limitations, we will be required to pay the holders of the old notes additional interest (as determined in accordance with the terms of the Registration Rights Agreement) on the old notes if:

•	the exchange offer has not been completed by February 18, 2019; or

•

the Shelf Registration Statement (if required) has not become or been declared effective within the later of 90 days after such Shelf Registration Statement filing obligation arises and February 18, 2019; or

•

the Exchange Offer Registration Statement or Shelf Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter either be withdrawn by the Company or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement) without being succeeded immediately by an additional registration statement filed and declared effective.

If we fail to meet these targets (each, a “registration default”), as applicable, the annual interest rate on the old notes will increase by 0.25% during the 90-day period following the registration default, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. The additional interest will accrue and be payable only with respect to a single registration default at any given time, notwithstanding the fact that multiple registration defaults may exist at such time.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the complete text of the Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

This prospectus and the accompanying Letter of Transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept for exchange old notes that are properly tendered and not withdrawn on or before the expiration date of the exchange offer. We have agreed to use all commercially reasonable efforts to keep the exchange offer open for at least 20 business days in accordance with Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The expiration date of this exchange offer is 5:00 p.m., New York City time, on December 10, 2018, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act that are contained in the old notes; and

•	will not contain the registration rights and additional interest provisions that apply to the old notes.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any old notes due to any extension, if applicable, of the exchange offer;

•	to terminate the exchange offer and not accept any old notes for exchange if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•	to amend the exchange offer in any manner.

We will give written notice of any extension, delay, termination, non-acceptance or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

Exchange Offer Procedures

When the holder of old notes tenders and we accept old notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying Letter of Transmittal. Except as set forth below, a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date of the exchange offer:

•

transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Regions Bank, the exchange agent, at the address set forth under the heading “—The Exchange Agent” below; or

•

if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an Agent’s Message (as defined below) to the exchange agent at the address set forth under the heading “—The Exchange Agent” below.

In addition, either:

•	the exchange agent must receive the certificates for the old notes and the Letter of Transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, along with the Letter of Transmittal or an Agent’s Message; or

•	the holder must comply with the guaranteed delivery procedures described under the heading “—Guaranteed Delivery Procedures” below.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “Book-Entry Confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such holder.

The method of delivery of the old notes, the Letters of Transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No Letters of Transmittal or old notes should be sent directly to us.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If signatures on a Letter of Transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any old note improperly tendered;

•	refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender old notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the Letter of Transmittal and the instructions related thereto, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any such persons incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the Letter of Transmittal, the tendered old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the Letter of Transmittal or any old notes or any power of attorney, such persons should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering old notes, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is acquiring them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an “affiliate” of ours as defined in Rule 405 under the Securities Act, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC as set forth in no-action letters issued to third parties; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction and be identified as an underwriter in the applicable prospectus.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the Registration Rights Agreement, we may be required to make additional payments in the form of additional interest to the holders of the old notes under circumstances relating to the timing of the exchange offer, as discussed under “—Additional Interest on Old Notes” above.

In all cases, we will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will promptly return such unaccepted or non-exchanged old notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC. We will return the old notes or have them credited to DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of old notes denominated in dollars by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an Agent’s Message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant. Notwithstanding the foregoing, the Letter of Transmittal or facsimile thereof or an Agent’s Message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under the heading “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of old notes desires to tender such notes and the holder’s old notes are not immediately available, or time will not permit such holder’s old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the old notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by email or facsimile transmission, mail or hand delivery, as applicable, setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal or Agent’s Message with any required signature guarantees and any other documents required by the Letter of Transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal or Agent’s Message with any required signature guarantees and any other documents required by the Letter of Transmittal, within three business days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth under the heading “—The Exchange Agent” below. Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be promptly returned to the holder of those old notes without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, the old notes withdrawn will be credited to an account maintained with DTC for the old notes. The old notes will be returned or credited to this account as soon as practicable after withdrawal or rejection of tender or promptly after termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the heading “—Exchange Offer Procedures” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue new notes in the exchange offer for, any old notes. We may terminate or amend the exchange offer at any time before the expiration date if:

•	the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable new notes in the exchange offer;

•

there is any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•

there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

Regions Bank, an Alabama banking corporation (the “exchange agent”), has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

To: Regions Bank

By Mail or In Person:

Regions Bank

Attention: Patti Maner

1900 Fifth Avenue North, 26th Floor

Birmingham, Alabama 35203

By Email or Facsimile Transmission (for Eligible Institutions Only):

Email: patti.maner@regions.com

john.holcomb@regions.com

Fax: (205) 264-5264

For Information and to Confirm by Telephone:

(205) 264-5399

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA EMAIL OR FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others for soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the trustee;

•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Old Notes

Holders who desire to tender their old notes in exchange for new notes should allow sufficient time to ensure timely delivery of the documents required for such exchange. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Old notes that are not tendered, or are tendered but not accepted, will, following the consummation of the exchange offer, continue to be subject to the provisions in the applicable indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memorandum dated February 20, 2018 with respect to the $350,000,000 aggregate principal amount of old notes, or the offer to exchange offering memorandum dated February 20, 2018 with respect to the $110,949,000 aggregate principal amount of old notes, as applicable. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws following the expiration date of the exchange offer.

Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances.

Holders of the new notes and any old notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the applicable indenture.

Consequences of Exchanging Old Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•

neither the holder, other than a broker-dealer, nor, to the actual knowledge of such holder, any other person receiving new notes from the holder, has any arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours;

•	it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of new notes;

•	it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

•	it is not acting on behalf of a person who could not make the three preceding representations.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that:

•	such old notes were acquired by such broker-dealer as a result of market-making or other trading activities (and not directly from us);

•	it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes, and such broker-dealer will comply with the applicable provisions of the Securities Act with respect to resale of any new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•

may not rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (June 5, 1991) and Exxon Capital Holdings Corporation (May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction and be identified as an underwriter in the applicable prospectus.

In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the Registration Rights Agreement that, prior to any public offering of old notes, we will cooperate with the selling holders of old notes and their counsel in connection with the registration and qualification of such old notes entitled to registration rights, under the securities or Blue Sky laws of such jurisdictions as the selling holders of old notes may reasonably request and do any and all other acts or things necessary or advisable to enable the disposition in the applicable jurisdictions, provided, however, that we are not required to register or qualify as a foreign corporation where we are not so qualified or to take any action that would subject us to the service of process in suits or to taxation, in any jurisdiction where we are not so subject.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange offer. Accordingly, we will not recognize any gain or loss for accounting purposes.

DESCRIPTION OF THE NEW NOTES

The term “new notes” refers to Vulcan’s $460,949,000 4.70% Notes due 2048 that have been registered under the Securities Act. The term “old notes” refers to Vulcan’s outstanding unregistered $460,949,000 4.70% Notes due 2048. We refer to the new notes and the old notes (to the extent not exchanged for new notes) in this section as the “notes.”

The terms of the old notes are identical in all material respects to those of the new notes, except that: (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not contain terms with respect to additional interest.

The Company issued the old notes and will issue the new notes pursuant to the indenture dated as of February 23, 2018, between the Company and Regions Bank, as trustee (as amended, modified or supplemented, the “Indenture”). The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should refer to the Indenture and the Trust Indenture Act for a complete statement of the terms applicable to the new notes.

The following is a summary of material provisions of the Indenture. The following summary of the terms of the new notes and the Indenture is not complete and is subject to, and is qualified by reference to, the new notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined in this “Description of the New Notes.” We urge you to read the entire Indenture, because the Indenture, and not this description, defines your rights as holders of the new notes.

In this summary, “Vulcan,” the “Company,” “we,” “our,” or “us” means Vulcan Materials Company only, unless we indicate otherwise or the context requires otherwise.

General

The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

We are a holding company that conducts our operations through our operating subsidiaries. Accordingly, our cash flow and consequent ability to pay principal and interest on the new notes depends, in part, on our ability to obtain dividends or loans from our operating subsidiaries, which may be subject to contractual restrictions, as well as applicable law.

The old notes are, and the new notes will be, our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The old notes are not, and the new notes will not be, guaranteed by any of our subsidiaries. The new notes will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. As of September 30, 2018, we and our subsidiaries had unsecured debt with a total face value of approximately $3,046.4 million, $200.0 million of which was outstanding on our bank line of credit, and approximately $0.2 million of which was debt of our subsidiaries.

The covenants in the Indenture do not necessarily afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount of such debt securities. Under the Indenture, we may specify a maximum aggregate principal amount for the debt securities of any series.

We do not intend to apply to list the new notes on any securities exchange or to have the new notes quoted on any automated quotation system.

The new notes will be issued only in minimum denominations of $2,000 and $1,000 multiples above that amount.

We may, without the consent of the holders of the notes, issue additional notes and thereby increase the principal amount of the notes in the future, on the same terms and conditions (except for any differences in the issue price, issue date and interest accrued prior to the issue date of such additional notes) and with the same CUSIP number as the new notes offered in this prospectus.

From time to time, in our sole discretion, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates may seek to repurchase a portion of the notes. Any such future purchases may be made in the open market, privately negotiated transactions, tender offers or otherwise, in each case in our sole discretion.

Interest

The new notes will bear interest at 4.70% per annum, payable semi-annually on each March 1 and September 1, commencing on March 1, 2019, to the registered holders of the new notes on the close of business on the immediately preceding February 15 and August 15, respectively, whether or not such date is a business day. The new notes will mature on March 1, 2048.

Interest on the new notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date for the new notes falls on a date that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

No Sinking Fund

The old notes are not, and the new notes will not be, entitled to the benefit of a sinking fund.

Optional Redemption

At any time prior to the date that is six months prior to the maturity for the notes (the “par call date”), the notes will be redeemable as a whole or in part, at our option at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on the applicable par call date (exclusive of interest accrued on the notes to be redeemed to the date of redemption) discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points, plus any accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption, but interest installments whose stated maturity is on or prior to the date of redemption will be payable to the holders of record of the notes at the close of business on the relevant record date for the notes. The Independent Investment Banker (as defined below) will calculate the redemption price.

In addition, at any time on or after the applicable par call date, we may redeem the notes in whole or in part, at our option, from time to time at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption, but interest installments whose stated maturity is on or prior to the date of redemption will be payable to the holders of the notes of record at the close of business on the relevant record dates for the notes.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed

(assuming, for this purpose, that the notes matured on the applicable par call date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of those notes (assuming, for this purpose, that the notes matured on the applicable par call date).

“Comparable Treasury Price” means, with respect to the notes on any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee, as directed by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the notes on any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of (i) Goldman Sachs & Co. LLC and its successors, (ii) a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc., and its successors, (iii) Wells Fargo Securities, LLC, and its successors and (iv) one Primary Treasury Dealer selected by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a “Primary Treasury Dealer”), we shall replace that former dealer with another Primary Treasury Dealer.

“Treasury Rate” means, with respect to any redemption date, (1) the average of the yields in each statistical release for the immediately preceding week designated “H.15” or any successor publication which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “U.S. government securities—Treasury constant maturities—nominal,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the applicable redemption date.

We will mail notice of any redemption between 30 days and 60 days before the applicable redemption date to each holder of the notes to be redeemed. In connection with any redemption of the notes, any such redemption may, at our discretion, be subject to one or more conditions precedent. If such redemption is subject to satisfaction of one or more conditions precedent, the notice of such redemption shall state that, in our discretion, the applicable redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the applicable redemption date so delayed.

Unless we default in payment of the redemption price and accrued interest, if any, on and after any redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

Change of Control Repurchase Event

If a change of control repurchase event (as defined below) occurs with respect to the notes, unless we have redeemed all of the notes as described under “—Optional Redemption” above or have defeased the notes as described below, we will be required to make an irrevocable offer to each holder of the notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control (as defined below), but in either case, after the public announcement of the change of control, we will mail, or shall cause to be mailed, a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control, offering to repurchase the applicable notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, disclosing that any note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering notes. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the applicable notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

1.    accept for payment all applicable notes or portions of notes properly tendered pursuant to our offer;

2.    deposit with the paying agent an amount equal to the aggregate purchase price in respect of all applicable notes or portions of notes properly tendered; and

3.    deliver or cause to be delivered to the Trustee the applicable notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly distribute to each holder of applicable notes properly tendered the purchase price for such notes deposited with them by us, we will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any applicable notes surrendered, provided that each new note will be in a principal amount of an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all applicable notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date (as defined in the Indenture) an event of default under the Indenture, other than a default in the payment of the purchase price upon a change of control repurchase event.

The definition of change of control (as well as the covenant regarding our ability to enter into consolidations, mergers and sales of assets) includes the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets (in the case of such definition of change of control, taken as a whole with our subsidiaries). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of us and our subsidiaries, taken as a whole, to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of the applicable holders, the following definitions are applicable:

“below investment grade ratings event” means that on any day commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which period will be extended following consummation of a change of control for up to an additional 60 days for so long as either of the rating agencies has publicly announced that it is considering a possible ratings change), the notes are downgraded to a rating that is below investment grade (as defined below) by each of the rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade).

“change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as defined in the Indenture) (other than us or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors is composed of members who are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“change of control repurchase event” means, with respect to notes, the occurrence of both a change of control and a below investment grade ratings event.

“continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were initially issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a

“nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (and certified by a resolution of our Board of Directors) as a replacement agency for the agency that ceased such rating or failed to make it publicly available.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the notes may, in certain circumstances, make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event.

Securities Filings

Notwithstanding that we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or are otherwise required to report on an annual and quarterly basis on forms provided for pursuant to rules and regulations promulgated by the SEC, so long as the notes are outstanding (unless defeased in a legal defeasance), the Company will (a) file with the SEC (unless the SEC will not accept such filing), and (b) make available to the Trustee and, upon written request, the registered holders of the notes, without cost to any holder, from the date that the notes are issued:

1.    within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); and

2.    within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form).

In the event that we are not permitted to file those reports with the SEC pursuant to the Exchange Act, we will nevertheless make available such Exchange Act reports to the Trustee and the holders of the notes as if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified by the Exchange Act (including all applicable extension periods), which requirement may be satisfied by posting those reports on our website within the time periods specified above.

Notwithstanding the foregoing, the availability of the reports referred to in paragraphs (1) and (2) above on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (or any successor system, including the SEC’s Interactive Data Electronic Application system) and our website within the time periods specified above will be deemed to satisfy the above delivery obligation.

Covenants

The old notes are, and the new notes will be, subject to certain restrictive covenants described below.

Restrictions on Secured Debt

In the Indenture, we covenant that we will not, and each of our restricted subsidiaries (as defined below) will not, incur, issue, assume or guarantee any debt (as defined in the Indenture) secured by a pledge, mortgage or other lien (1) on a principal property (as defined below) owned or leased by us or any restricted subsidiary or (2) on any shares of stock or debt of any restricted subsidiary, unless we secure the notes equally and ratably with or prior to the debt secured by the lien. If we secure the notes in this manner, we have the option of securing any of our other debt or obligations, or those of any subsidiary, equally and ratably with the notes, as long as the other debt or obligations are not subordinate to the notes. This covenant has significant exceptions; it does not apply to the following liens:

•

liens on the property, shares of stock or debt of any person (as defined in the Indenture) existing at the time the person becomes our restricted subsidiary or, with respect to the notes, liens existing as of the time the notes are first issued;

•	liens in favor of us or any of our restricted subsidiaries;

•	liens in favor of U.S. governmental bodies to secure progress, advance or other payments required under any contract or provision of any statute or regulation;

•	liens on property, shares of stock or debt, either:

•	existing at the time we acquire the property, stock or debt, including acquisition through merger or consolidation;

•	securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or

•

securing debt to finance the purchase price of the property, stock or debt or the cost of acquiring, constructing on or improving of the property that were incurred prior to or at the time of or within one year after the acquisition of the property, stock or debt or complete construction on or improvement of the property and commence full operation thereof;

•	liens securing all the notes; and

•

any extension, renewal or replacement of the liens described above if the extension, renewal or replacement is limited to the same property, shares or debt that secured the lien that was extended, renewed or replaced (plus improvements on such property), except that if the debt secured by a lien is increased as a result of such extension, renewal or replacement, we will be required to include the increase when we compute the amount of debt that is subject to this covenant.

In addition, this covenant restricting secured debt does not apply to any debt that either we or any of our restricted subsidiaries issue, assume or guarantee if the total principal amount of the debt, when added to (1) all of the other outstanding debt that this covenant would otherwise restrict, and (2) the total amount of remaining rent, discounted by 11% per year, that we or any restricted subsidiary owes under any lease arising out of a sale and leaseback transaction, is less than or equal to 15% of our consolidated net tangible assets. When we talk about consolidated net tangible assets, we mean, in general, the aggregate amount of the assets of us and our consolidated subsidiaries after deducting (a) all current liabilities (excluding any thereof constituting funded debt, as defined in the Indenture, by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and similar intangible assets, all as set forth in our most recent consolidated balance sheet.

When we talk about a restricted subsidiary, we mean, in general, a corporation (as defined in the Indenture) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or us and one or more of our other subsidiaries, and has substantially all its assets located in, or carries on substantially all of its business in, the United States of America; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing our operations outside the United States of America.

When we talk about a principal property, we mean, in general, any building, structure or other facility that we or any restricted subsidiary leases or owns, together with the land on which the facility is built and fixtures comprising a part thereof, which is located in the United States, used primarily for manufacturing or processing and which has a gross book value in excess of 3% of our consolidated net tangible assets, other than property financed pursuant to certain exempt facility sections of the Internal Revenue Code or which in the opinion of our board of directors, is not of material importance to the total business.

Limitation on Sale and Leasebacks

We have agreed that neither we nor any of our restricted subsidiaries will enter into a sale and leaseback transaction (as defined in the Indenture) related to a principal property which would take effect more than one year after the acquisition, construction, improvement and commencement of full operation of the property, except for temporary leases for a term of not more than three years (or which we or such restricted subsidiary may terminate within three years) and except for leases between us and a restricted subsidiary or between our restricted subsidiaries, unless one of the following applies:

•

we or our restricted subsidiary could have incurred debt secured by a lien on the principal property to be leased back in an amount equal to the remaining rent, discounted by 11% per year, for that sale and leaseback transaction, without being required to equally and ratably secure the debt securities as required by the “Restrictions on Secured Debt” covenant described above, or

•

within one year after the sale or transfer, we or a restricted subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, us or any of our restricted subsidiaries or (2) the retirement of long-term debt, which is debt with a maturity of a year or more, or the prepayment of any capital lease obligation of the Company or any restricted subsidiary, an amount of cash at least equal to (a) the net proceeds of the sale of the principal property sold and leased back under the sale and leaseback arrangement, or (b) the fair market value of the principal property sold and leased back under the arrangement, whichever is greater, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any debt securities delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of our long-term debt (as defined in the Indenture), other than debt securities, voluntarily retired by us or any restricted subsidiary within one year after such sale, or

•	as to the notes, sale and leaseback transactions existing on February 23, 2018.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any corporation (as defined in the Indenture), or convey, transfer or lease our properties and assets substantially as an entirety to any corporation, and may not permit any corporation to consolidate or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

1.    the remaining or acquiring entity is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the notes and under the Indenture;

2.    immediately after giving effect to the transaction, no event of default (as defined in the Indenture), and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue;

3.    if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation shall take such steps as shall be necessary effectively to secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

4.    we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with Article Eight of the Indenture and that all conditions precedent provided therein relating to such transaction have been complied with.

This covenant shall not apply to sale, assignment, transfer, conveyance or other disposition of assets between or among us and any restricted subsidiary.

Events of Default

Each of the following constitutes an event of default under the Indenture with respect to the notes:

1.    failure to pay any interest on the notes when due and payable, continued for 30 days;

2.    failure to pay principal of or any premium on the notes when due;

3.    failure to perform, or breach of, any other covenant or warranty of ours in the Indenture with respect to the notes (other than a covenant or warranty included in the Indenture solely for the benefit of a particular series of debt securities other than the notes), continued for 90 days after written notice has been given to us by the Trustee or the holders of at least 25% in principal amount of the outstanding notes, as provided in the Indenture;

4.    certain events involving bankruptcy, insolvency or reorganization; and

5.    any other event of default in respect of the notes.

If an event of default with respect to the notes at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately by giving notice as provided in the Indenture. After the acceleration of the notes, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding notes series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

If an event of default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee indemnity satisfactory to it. If the Trustee is offered indemnity satisfactory to it under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding notes will have the right to direct (provided such direction shall not conflict with any rule of law or the Indenture) the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred on the Trustee with respect to the notes.

No holder of the notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default with respect to the notes;

•

the holders of at least 25% of the aggregate principal amount of the outstanding notes have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

•

the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding notes a direction inconsistent with the request, within 60 days after the notice, request and offer.

However, the limitations do not apply to a suit instituted by a holder of the notes for the enforcement of payment of the principal of or any premium or interest on the notes on or after the applicable due date specified in the debt security.

We will furnish annually a statement to the Trustee by certain of our officers as to whether or not we, to the best of their knowledge, are in default in the performance or observance of any of the terms, provisions, conditions or covenants of the Indenture and, if so, specifying all known defaults and the nature and status of such defaults.

If a default of which a responsible officer of the Trustee has actual knowledge occurs with respect to the notes, the Trustee shall give the holders of the notes notice of such default in accordance with the requirements of the Trust Indenture Act. However, in the case of certain events of default, the Indenture provides that no such notice shall be given to holders of the notes until at least 30 days after the occurrence of such events of default.

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding notes. No modification or amendment may, without the consent of the holders of each affected outstanding note:

1.    change the stated maturity of the principal of, or any installment of principal of or interest on, the notes;

2.    reduce the principal amount of, or any premium or interest on, the notes;

3.    reduce the amount of principal of an original issue discount security payable upon acceleration of maturity;

4.    change the place or currency of payment of principal of, or any premium or interest on, the notes;

5.    impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

6.    reduce the percentage of the principal amount of outstanding notes that is required to consent to the modification or amendment of the Indenture;

7.    reduce the percentage of the principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

8.    make certain modifications to the provisions of the Indenture with respect to modification and waiver.

The holders of a majority of the aggregate principal amount of the outstanding notes may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding note.

In determining whether the holders of the requisite principal amount of the outstanding notes have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, the principal amount of an original issue discount note that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the note were accelerated to that date.

Certain notes, including those owned by us or any of our affiliates or for which payment or redemption money has been deposited or set aside in trust for the holders, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders, and to be effective, that action must be taken by holders of the requisite principal amount of the notes within 90 days following the record date. If a record date is set for any action to be taken by holders of the notes, the action may be taken only by persons who are holders of outstanding notes on the record date.

Defeasance and Discharge Provisions

The provisions of the Indenture relating to defeasance and discharge of indebtedness and defeasance of certain restrictive covenants, may apply to the notes or to any specified part of the notes.

Defeasance and Discharge.    The Indenture provides that we may be discharged from all of our obligations with respect to the notes (except for the rights of holders to receive payments of principal and any premium or interest solely from funds deposited in trust, and certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies, to hold moneys for payment in trust and to defease and discharge notes under Article Thirteen of the Indenture). To be discharged from those obligations, we must deposit in trust for the benefit of the holders of the notes money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the notes on the stated maturities and any sinking fund payments in accordance with the terms of the Indenture and the notes. We may only do this if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur.

Defeasance of Certain Covenants.    The Indenture provides that:

•

in certain circumstances, we may omit to comply with certain restrictive covenants, including those described under “Covenants—Restrictions on Secured Debt,” “Covenants—Limitation on Sale and Leasebacks,” “Reports by Company,” “Consolidation, Merger and Sale of Assets” and other covenants identified in any supplemental indenture; and

•

in those circumstances, the occurrence of certain events of default, which are described above in clause (iii) (with respect to the restrictive covenants) under “Events of Default,” will be deemed not to be or result in an event of default with respect to the notes.

We, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the notes, money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the notes on the stated maturities in accordance with the terms of the Indenture and the notes. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any notes and those notes are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those notes at the time of their stated maturities but might not be sufficient to pay amounts due on those notes upon that acceleration. In that case, we will remain liable for the payments.

Notices

Notices to holders of the new notes will be given by mail to the addresses of the holders as they appear in the security register.

Title

We, the Trustee, the paying agent and any of their agents may treat the registered holder of a new note as the absolute owner of the new note for the purpose of making payment and for all other purposes.

Payment of Securities

We will duly and punctually pay the principal of and any premium or interest on the new notes in accordance with the terms of the new notes and the Indenture.

Maintenance of Office or Agency

We maintain an office or agency where the notes may be paid and notices and demands to or upon us in respect of the notes and the Indenture may be served and an office or agency where notes may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the Trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the Trustee.

Form, Exchange and Transfer

We will issue the new notes only in fully registered form, without coupons, and, unless otherwise specified in this prospectus, only in denominations of $1,000 and integral multiples thereof.

Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global notes, exchange their notes for other notes of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the Indenture and the limitations that apply to global notes, holders may exchange notes as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us. No service charge applies for any registration of transfer or exchange of notes, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and the identity of the person making the request. We have appointed Regions Bank as security registrar and transfer agent. We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the notes.

If the notes are to be partially redeemed, we will not be required to:

•	issue or register the transfer of or exchange the notes during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

•	register the transfer of or exchange the notes selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Authentication and Delivery

The new notes shall be executed on behalf of Vulcan by our Chairman of the Board, Vice Chairman of the Board, President, or any Vice President and attested by our Secretary or any Assistant Secretary. The signatures of any of these officers on the new notes may be manual or by facsimile. We may deliver the new notes so executed by our proper officers to the Trustee for authentication, together with a company order for authentication and delivery of such new notes, and the Trustee in accordance with such company order shall authenticate and deliver the new notes, subject to certain exceptions stated in the Indenture.

Payment and Paying Agents

We will pay interest on a new note on any interest payment date to the registered holder of the new note as of the close of business on the regular record date for payment of interest.

We will pay the principal of and any premium and interest on the new notes at the office of the paying agent or paying agents that we designate. Principal and interest payments on global notes registered in the name of DTC’s nominee (including the global notes representing the new notes) will be made in immediately available funds to DTC’s nominee as the registered owner of the global notes.

We have appointed Regions Bank as paying agent. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We must maintain a paying agent in each place of payment for the notes.

Concerning the Trustee and Agent

Regions Bank will initially act as trustee, authenticating agent, paying agent, registrar and transfer agent for the new notes issued pursuant to this prospectus.

The trustee may resign or be removed at any time with respect to the notes by any act of holders of a majority in principal amount of the outstanding notes, and we may appoint a successor trustee to act for the notes.

We describe the material business and other relationships (including additional trusteeships), other than the trusteeship under the Indenture and the agency under the paying agency agreement, between us and any of our affiliates, on the one hand, and each trustee and agent under the Indenture and the paying agency agreement, on the other hand under “Plan of Distribution — Other Relationships”.

Governing Law

The laws of the State of New York govern the Indenture and the old notes and will govern the new notes.

Global Notes

The new notes may be issued in whole or in part in the form of one or more global notes that will be deposited with the depository identified herein. Unless it is exchanged in whole or in part for new notes in definitive form, a global note may not be transferred. However, transfers of the whole new note between the depository for that global note and its nominees or their respective successors are permitted.

The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC,” will act as depository for the global notes. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us:

DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	banking organization within the meaning of the New York Banking Law;

•	member of the U.S. Federal Reserve System;

•	clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	clearing agency registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global notes registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global notes. We and the trustee will treat DTC’s nominee as the owner of the global notes for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global notes. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee, the paying agent or us.

New notes represented by a global note will be exchangeable for new notes in definitive form of like amount and terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a registered clearing agency and, in either case, a successor depository is not appointed by us within 90 days;

•	we determine not to require all of the new notes to be represented by a global note and notify the applicable trustee of our decision; or

•	an event of default is continuing.

BOOK ENTRY; DELIVERY AND FORM

New notes will be offered and exchanged in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue each series of new notes in the form of one or more permanent global notes in fully registered, book-entry form without interest coupons, which we refer to as the “global notes.”

Each such global note will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co. (DTC’s partnership nominee). Investors may elect to hold their interests in the global notes through either DTC (in the United States), or Euroclear Bank S.A./N.V., as the operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the global notes that are held within DTC for the account of each settlement system on behalf of its participants.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)    upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2)    ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors who are participants in DTC’s system may hold their interests in the global notes directly through DTC. Investors who are not participants may hold their interests in the global notes indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the global notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, interest, and additional interest on the old notes, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the new notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

(1)    any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the participants to whose accounts the global notes are credited or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2)    any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the new notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of new notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form (“certificated notes”), if (a) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes; (b) DTC has ceased to be a clearing agency registered under the Exchange Act, and in each case of (a) or (b) we fail to appoint a successor depositary within 90 days after becoming aware of such condition; or (c) we, at our option, notify the trustee that we elect to cause the issuance of definitive notes in exchange for global notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The new notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

We expect that, because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences of the exchange of old notes for new notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following relates only to new notes that are acquired in this offering in exchange for old notes originally acquired at their initial offering for an amount of cash equal to their issue price. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who hold the old notes and the new notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, broker-dealers, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities, commodities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, controlled foreign corporations; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; tax-qualified retirement plans and persons holding new notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of old notes for new notes.

This discussion is for general purposes only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under U.S. federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of old notes will not realize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the new notes as they had in the old notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the new notes will generally be the same as those applicable to the old notes.

PLAN OF DISTRIBUTION

Any broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the Company) may exchange such old notes pursuant to the exchange offer. Such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must comply with the prospectus delivery requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer. Accordingly, each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers during the period referred to below in connection with such resales. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of such new notes for a period (the “Resale Period”) ending 180 days after the date on which the exchange offer is completed, or, if earlier, the date on which broker-dealers no longer own any of the old notes.

We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices relating to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. As indicated above, any broker-dealer that resells new notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

During the Resale Period, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this exchange offer will be passed upon for us by Womble Bond Dickinson (US) LLP.

EXPERTS

The consolidated financial statements incorporated in this registration statement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Vulcan Materials Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We make available, free of charge through our website (http://www.vulcanmaterials.com), our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements, and amendments to such reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these reports with, or furnish them to, the SEC. In addition, such reports are also available free of charge through the SEC’s website (http://www.sec.gov). The reference to our website address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such website address into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents. We hereby incorporate by reference the following documents or information filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 27, 2018, including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2018 that are incorporated by reference in such Annual Report on Form 10-K;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, filed with the SEC on May 4, 2018, August 1, 2018, and October 31, 2018, respectively;

•	our Current Reports on Form 8-K filed with the SEC on March 6, 2018, March 16, 2018, April 12, 2018, May 16, 2018, June 11, 2018, and July 10, 2018;

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement; and

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities made under this prospectus.

Provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Vulcan Materials Company

Attention: Corporate Secretary

1200 Urban Center Drive

Birmingham, Alabama 35242

(205) 298-3000

In order to ensure timely delivery, you must request the information no later than December 3, 2018, which is five business days before the expiration of the exchange offer.

$460,949,000

Exchange Offer:

New $460,949,000 4.70% Notes due 2048,

that have been registered under the Securities Act of 1933

for

$460,949,000 4.70% Notes due 2048

November 8, 2018